                                                                   EXHIBIT 10.26


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                                CREDIT AGREEMENT

                                  dated as of

                                 April 6, 1998

                                    between

                                  VERIO INC.,

                           The LENDERS Party Hereto,

                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent

                                      and

                              FLEET NATIONAL BANK,

                             as Documentation Agent


                              -------------------
                                  $57,500,000
                              -------------------




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
                               TABLE OF CONTENTS

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ARTICLE I DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

   SECTION 1.01.      Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   SECTION 1.02.      Classification of Loans and Borrowings.   . . . . . . . . . . . . . . . . . . . . . .  22
   SECTION 1.03.      Terms Generally.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   SECTION 1.04.      Accounting Terms; GAAP.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE II THE CREDITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

   SECTION 2.01.      The Commitments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   SECTION 2.02.      Loans and Borrowings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   SECTION 2.03.      Requests for Borrowings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   SECTION 2.04.      Funding of Borrowings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   SECTION 2.05.      Interest Elections.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   SECTION 2.06.      Termination and Reduction of the Commitments.   . . . . . . . . . . . . . . . . . . .  26
   SECTION 2.07.      Repayment of Loans; Evidence of Debt.   . . . . . . . . . . . . . . . . . . . . . . .  27
   SECTION 2.08.      Prepayment of Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   SECTION 2.09.      Fees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   SECTION 2.10.      Interest.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   SECTION 2.11.      Alternate Rate of Interest.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   SECTION 2.12.      Increased Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   SECTION 2.13.      Break Funding Payments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   SECTION 2.14.      Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   SECTION 2.15.      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  . . . . . . . . . . . .  34
   SECTION 2.16.      Mitigation Obligations; Replacement of Lenders.   . . . . . . . . . . . . . . . . . .  36

ARTICLE III REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

   SECTION 3.01.      Organization; Powers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   SECTION 3.02.      Authorization; Enforceability.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   SECTION 3.03.      Governmental Approvals; No Conflicts.   . . . . . . . . . . . . . . . . . . . . . . .  37
   SECTION 3.04.      Financial Condition; No Material Adverse Change.  . . . . . . . . . . . . . . . . . .  38
   SECTION 3.05.      Properties.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   SECTION 3.06.      Litigation and Environmental Matters.   . . . . . . . . . . . . . . . . . . . . . . .  38
   SECTION 3.07.      Compliance with Laws and Agreements.  . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 3.08.      Investment Company Status.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 3.09.      Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 3.10.      ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 3.11.      Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 3.12.      Use of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   SECTION 3.13.      Indebtedness; Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   SECTION 3.14.      Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
   SECTION 3.15.      Subsidiaries and Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   SECTION 3.16.      Solvency.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   SECTION 3.17.      Employee Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42





                                      -ii-
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   SECTION 3.18.      Year 2000 Issues.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE IV CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

   SECTION 4.01.      Closing Date.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   SECTION 4.02.      Each Credit Event.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE V AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

   Financial Statements and Other Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   SECTION 5.02.      Notices of Material Events.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   SECTION 5.03.      Existence; Conduct of Business.   . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   SECTION 5.04.      Payment of Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   SECTION 5.05.      Maintenance of Properties; Insurance.   . . . . . . . . . . . . . . . . . . . . . . .  46
   SECTION 5.06.      Books and Records; Inspection Rights.   . . . . . . . . . . . . . . . . . . . . . . .  47
   SECTION 5.07.      Compliance with Laws.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   SECTION 5.08.      Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   SECTION 5.09.      Additional Collateral.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VI NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

   SECTION 6.01.      Indebtedness.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   SECTION 6.02.      Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   SECTION 6.03.      Mergers and Consolidations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   SECTION 6.04.      Asset Sales.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   SECTION 6.05.      Asset Acquisitions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   SECTION 6.06.      Limitation on Restricted Payments.  . . . . . . . . . . . . . . . . . . . . . . . . .  51
   SECTION 6.07.      Transactions with Affiliates.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   SECTION 6.08.      Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries.  . .  55
   SECTION 6.09.      Limitation on Business.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
   SECTION 6.10.      Financial Covenants and Performance Tests.  . . . . . . . . . . . . . . . . . . . . .  55
   SECTION 6.11.      Limitation on Designations of Unrestricted Subsidiaries.  . . . . . . . . . . . . . .  56
   SECTION 6.12.      Limitation on Dividends and Other Payment Restrictions Affecting Restricted
                      Subsidiaries.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
   SECTION 6.13.      Modifications of Certain Documents.   . . . . . . . . . . . . . . . . . . . . . . . .  58

ARTICLE VII EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

ARTICLE VIII THE ADMINISTRATIVE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

ARTICLE IX MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

   SECTION 9.01.      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
   SECTION 9.02.      Waivers; Amendments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
   SECTION 9.03.      Expenses; Indemnity; Damage Waiver.   . . . . . . . . . . . . . . . . . . . . . . . .  65
   SECTION 9.04.      Successors and Assigns.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
   SECTION 9.05.      Survival.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
   SECTION 9.06.      Counterparts; Integration; Effectiveness.   . . . . . . . . . . . . . . . . . . . . .  69
   SECTION 9.07.      Severability.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
   SECTION 9.08.      Right of Setoff.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69





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   SECTION 9.09.      Governing Law; Jurisdiction; Etc.   . . . . . . . . . . . . . . . . . . . . . . . . .  69
   SECTION 9.10.      WAIVER OF JURY TRIAL.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
   SECTION 9.11.      Headings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
   SECTION 9.12.      Treatment of Certain Information; Confidentiality.  . . . . . . . . . . . . . . . . .  71


SCHEDULE 1.01      -      Commitments
SCHEDULE 3.06      -      Litigation and Environmental Matters
SCHEDULE 3.13(a)   -      Indebtedness
SCHEDULE 3.13(b)   -      Liens
SCHEDULE 3.15      -      Subsidiaries and Affiliates
SCHEDULE 3.17      -      Employee Matters
SCHEDULE 6.07      -      Permitted Affiliate Agreements

EXHIBIT A          -      Form of Assignment and Acceptance
EXHIBIT B          -      Form of Pledge Agreement

                 CREDIT AGREEMENT dated as of April 6, 1998, between VERIO INC., the LENDERS party hereto, THE CHASE MANHATTAN BANK, as Administrative Agent and FLEET NATIONAL BANK, as Documentation Agent.

                 The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) make loans to it in an aggregate principal amount not exceeding $57,500,000 at any one time outstanding. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                 "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                 "Additional Senior Notes" means Indebtedness of the Borrower evidenced by unsecured senior notes issued after the Effective Date pursuant to an Additional Senior Notes Indenture that constitute senior Indebtedness (i.e. do not constitute Subordinated Indebtedness) of the Borrower, as the same shall be modified and supplemented and in effect from time to time.

                 "Additional Senior Notes Indenture" means the indenture(s) or other agreement(s), pursuant to which the Borrower shall issue Additional Senior Notes, as the same shall be modified and supplemented and in effect from time to time.

                 "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                 "Administrative Agent" means Chase, in its capacity as administrative agent for the Lenders hereunder.

                 "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                 "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

                 "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                 "Annualized Combined Case Revenues" means, at any date of determination, the Combined Case Revenues for the relevant fiscal quarter of the Borrower multiplied by four.

                 "Annualized ISP Revenues" means, with respect to any ISP at any date of determination, the consolidated revenues of such ISP and its Subsidiaries for the most recent quarter for which financial information concerning such ISP is available (determined on a basis consistent with the Borrower's accounting principles) multiplied by four.

                 "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment.
If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

                 "Applicable Rate" means (a) 1.75% in the case of ABR Loans and
(b) 3.00% in the case of Eurodollar Loans. Notwithstanding the foregoing, upon the consummation of an Initial Public Equity Offering the Applicable Rate shall be reduced to 0.75% in the case of ABR Loans and 2.00% in the case of Eurodollar Loans; provided that if an Initial Public Equity Offering shall not have been consummated (x) on or prior to December 31, 1998, the Applicable Rate shall be increased on such date to 3.75% in the case of ABR Loans and 5.00% in the case of Eurodollar Loans or (y) on or prior to June 30, 1999, the Applicable Rate shall be increased on such date to 5.75% in the case of ABR Loans and 7.00% in the case of Eurodollar Loans. For purposes hereof, "Initial Public Equity Offering" means the initial public sale by the Borrower of its Capital Stock which results in aggregate gross cash proceeds being received by the Borrower of $50,000,000 or more.

                 "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Borrower or a Restricted Subsidiary, in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary (other than customary stock option programs), (b) any assets of the Borrower or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Borrower and the Restricted Subsidiaries or (c) any other property or asset of the Borrower or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Borrower that is governed under Section 6.03, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Borrower or any Restricted Subsidiary, as the case may be, and (iii) for purposes of Section 2.08(b)(iii), any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $500,000 or (y) which constitutes the incurrence of a Capitalized Lease Obligation.

                 "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                 "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

                 "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments; provided that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Borrower or any Restricted Subsidiary.

                 "Board" means the Board of Directors of the Borrower.

                 "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

                 "Borrower" means Verio Inc., a Delaware corporation.

                 "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

                 "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

                 "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                 "Buyout" means (a) an Investment in an Existing ISP or transaction or series of related transactions as a result of which such Existing ISP becomes a Wholly Owned Restricted Subsidiary or (b) an Investment in a New ISP or transaction or series of related transactions as a result of which such New ISP becomes a Restricted Subsidiary or (c) a merger or consolidation of any ISP with the Borrower.

                 "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such person's capital stock, whether outstanding on the Effective Date or issued after the Effective Date, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such capital stock.

                 "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and for the purpose of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

                 "Cash Equivalents" means: (a) any evidence of Indebtedness (with, for purposes of Section 6.04 only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (b) deposits, certificates of deposit or acceptances (with, for purposes of Section 6.04 only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500,000,000 and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's; (c) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Borrower) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's; (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition; (e) other debt obligations maturing in 365 days or less issued by a corporation (other than an Affiliate of the Borrower) organized under the laws of the United Sates or any State thereof and rated at least "A-" by S&P or "A3" by Moody's; and (f) money market funds which invest substantially all of their assets in securities of the type described in the preceding clauses (a) through (e).

                 "Cash Flow" means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net operating income (calculated before taxes, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation, amortization and any non-cash charges (to the extent deducted in determining net operating income) for such period minus (c) any non-cash credits (to the extent included in determining net operating income) for such period.

                 "Cash Investments" means cash and Cash Equivalents (other than restricted cash).

                 "Casualty Event" means, with respect to any property of any person, any loss of or damage to, or any condemnation or other taking of, such property for which such person or any of its Subsidiaries receives, in the aggregate, insurance proceeds, or proceeds of a condemnation award or other compensation.

                 "Change in Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding World Com, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Borrower; or (b) the Borrower consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Borrower is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in an amount which could be paid by the Borrower as a Restricted Payment hereunder and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding World Com, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of World Com) to constitute a majority of the Board then in office. The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Borrower within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the SEC.

                 "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or

(c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                 "Chase" means The Chase Manhattan Bank.

                 "Closing Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 "Combined Case Revenues" means, at any date of determination, the aggregate revenues of the Borrower and its Restricted Subsidiaries and any other ISP in which the Borrower or any of its Restricted Subsidiaries has an equity Investment minus Excluded Fees, determined in each case for the most recent quarter for which financial statements have been furnished pursuant to
Section 5.01; provided that, notwithstanding the foregoing (i) if during any period for which Combined Case Revenues is being determined the Borrower or any of its Restricted Subsidiaries shall have acquired 100% of the ownership interests in a New ISP, then, for all purposes of this Agreement, Combined Case Revenues shall be determined on a pro forma basis for such period as if such acquisition had been made or consummated on the first day of such period and
(ii) after January 1, 1998, if during any period for which Combined Case Revenues is being determined, the Borrower or any of its Restricted Subsidiaries shall have acquired less than 100% of the ownership interests in a New ISP, then, for all purposes of this Agreement, Combined Case Revenues shall include the aggregate revenues of such New ISP for such period multiplied by the Borrower's or the Restricted Subsidiary's percentage of the aggregate voting equity interests in such New ISP and shall be determined on a pro forma basis for such period as if such acquisition had been made or consummated on the first day of such period.

                 "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.06 or 2.08(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $57,500,000.

                 "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock whether outstanding at the Effective Date, and includes, without limitation, all series and classes of such common stock.

                 "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Borrower and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such consolidated net income, by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) income of the Borrower and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than Restricted Subsidiaries, except to the extent of any dividends or distributions actually received by the Borrower or any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in Restricted Subsidiaries for such period, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period,
(vi) gains or losses in respect of any Asset Sales (net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

                 "consolidation" means, with respect to the Borrower, the consolidation of the accounts of the Restricted Subsidiaries with those of the Borrower, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Borrower. The term "consolidated" has a correlative meaning to the foregoing.

                 "Debt Incurrence" means the incurrence by the Borrower or any of its Restricted Subsidiaries after the Closing Date of any Indebtedness for borrowed money.

                 "Dedicated Customer" means any person (other than a dial-up customer) who receives services from an Existing ISP or a New ISP for the provision of internet services, including, but not limited to, the creation, hosting or maintenance of web sites, connectivity services and other internet products.

                 "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Designation" has the meaning set forth under Section 6.11.

                 "Designation Amounts" has the meaning set forth in Section
6.11.

                 "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board other than a director who (a) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or

(b) is an employee or officer of the Borrower or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

                 "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the Maturity Date; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Senior Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 10.15 and Section 10.10 of the Senior Notes Indentures as in effect on the date hereof and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower's repurchase of the Senior Notes, or any of them, as are required to be repurchased pursuant to the relevant provisions of the respective Senior Notes Indenture relating thereto.

                 "dollars" or "$" refers to lawful money of the United States of America.

                 "Effective Date" means the date of this Agreement.

                 "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                 "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

                 "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                 "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                 "Event of Default" has the meaning assigned to such term in
Article VII.

                 "Excess Cash Flow" means, for any period, the sum for the Borrower and its Restricted Subsidiaries (determined without duplication) of
(a) Cash Flow for such period minus (b) all payments of principal on Indebtedness made during such period minus (c) $5,000,000.

                 "Excluded Fees" means fees paid by Affiliates of the Borrower to the Borrower for customer care, network operations, billings and accounting services.

                 "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any political subdivision thereof or therein, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any political subdivision thereof or therein or, in the case of any Lender, in which its applicable lending office is located or any political subdivision thereof or therein, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.14(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

                 "Existing ISP" means any ISP in which the Borrower or a Subsidiary of the Borrower has an Investment on the Effective Date.

                 "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in this Agreement, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

                 "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                 "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

                 "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                 "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States and which are applicable as of the date of determination and which are consistently applied for all applicable periods.

                 "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                 "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

                 "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                 "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof) or (B) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property (except to the extent representing funds deposited in escrow to secure the deferred purchase price of an acquisition of, or an Investment in, an ISP) or (D) in respect of an Interest Rate Obligation or currency agreement; or (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; or (iii) any obligation secured by a Lien (other than (x) Permitted Liens of the types described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (iv) all Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of Section 6.01, Section 6.06 and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Borrower or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) the principal amount of any Indebtedness shall be reduced by any amount of cash or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement exclusively to the payment of principal of and interest on, such

Indebtedness. Indebtedness of any person that becomes a Restricted Subsidiary shall be deemed incurred at the time that such a person becomes a Restricted Subsidiary.

                 "Indemnified Taxes" means Taxes other than Excluded Taxes.

                 "Independent Financial Advisor" means a United States investment banking firm of national or regional standing in the United States
(i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Borrower and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

                 "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

                 "Interest Expense" means, for any period, the sum, for the Borrower and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) in respect of Interest Rate Obligations during such period (whether or not actually paid or received during such period).

                 "Interest Payment Date" means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

                 "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                 "Interest Rate Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

                 "Internet Service Business" means any business operating an internet connectivity or internet enhancement service as it exists from time to time, including, without limitation, dial up or dedicated internet service, web hosting or collocation services, security solutions, the provision and development of software in connection therewith, configuration services, electronic commerce, intranet solutions, data backup and restoral, business content and collaboration, communications tools or network equipment products or services (including, without limitation, any business conducted by the Borrower or any Restricted Subsidiary on the Effective Date), and any business reasonably related to the foregoing. A good faith determination by a majority of the Board as to whether a business meets the requirements of this definition shall be conclusive, absent manifest error.

                 "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any Guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Borrower in exchange for Capital Stock, property or assets of another person constitute an Investment by the Borrower in such other person.

                 "ISP" means any person (a) engaged principally in an Internet Service Business, (b) of which the Borrower and Wholly Owned Restricted Subsidiaries own either (x) Qualifying Preferred Stock representing in aggregate from 20% to 50% of such person's outstanding Capital Stock (on an economic basis) or (y) Common Stock or Qualifying Preferred Stock representing in aggregate in excess of 50% of such person's voting Capital Stock, (c) as to which the Borrower or a Wholly Owned Restricted Subsidiary has an option, either immediately exercisable or exercisable commencing after one year (subject to extension under limited circumstances consistent with past practice) of the Investment made by the Borrower or a Wholly Owned Restricted Subsidiary, to acquire all of such person's outstanding Capital Stock, (d) as to which the Borrower or a Wholly Owned Restricted Subsidiary is the beneficiary of a right of first refusal or other transfer restrictions generally limiting transfers of such person's Capital Stock by third parties,
(e) as to which the Borrower or a Wholly Owned Restricted Subsidiary has the right to appoint and has appointed at least one member of such person's board of directors, in the case where such person would not be a Subsidiary of the Borrower, or a majority of such person's board of directors, in the case where such person would be a Subsidiary of the Borrower and (f) which has no outstanding Capital Stock or Indebtedness other than (i) Common Stock or options to acquire Common Stock, (ii) Qualifying Preferred Stock held by the Borrower or a Wholly Owned Restricted Subsidiary, (iii) rights granted to other stockholders to acquire Capital Stock of such person from the Borrower or its affiliates in certain circumstances, (iv) preferred stock ranking junior in a liquidation to any Qualifying Preferred Stock referred to in clause (ii), and
(v) Indebtedness of such person or preferred stock of such person ranking prior in a liquidation or deemed liquidation to the Qualifying Preferred Stock referred to in clause (ii) having an aggregate outstanding principal balance and liquidation preference, respectively, that (x) in the case of a person that is a Restricted Subsidiary, is permitted to be incurred under Section 6.01 and (y) in the case of a person that is not a Restricted Subsidiary, does not at any time exceed 50% of Annualized ISP Revenues.

                 "Lenders" means the persons listed on Schedule 1.01 and any other person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

                 "Lenders' Pro Rata Share" means, with respect to any Asset Sale, the amount of the applicable "Excess Proceeds" thereof (as defined in and determined pursuant to Section 6.04) obtained by multiplying the amount of such Excess Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Indebtedness (other than (x) the Senior Notes and (y) Subordinated Indebtedness) of the Borrower outstanding at the time of such Asset Sale and (ii) the denominator of which is the aggregate principal amount or the aggregate accreted value, as the case may be, of all Indebtedness (other than Subordinated Indebtedness) of the Borrower outstanding at the time of such applicable Asset Sale.

                 "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Markets Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                 "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

                 "Loan Documents" means, collectively, this Agreement and the Security Documents.

                 "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                 "Margin Stock" means "margin stock" within the meaning of Regulations G, T, U and X of the Federal Reserve Board.

                 "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole or (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents.

                 "Material Restricted Subsidiary" means any Restricted Subsidiary of the Borrower, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act), but shall, in any event, include any Restricted Subsidiary of the Borrower which, at any date of determination, is an obligor under any Indebtedness in an aggregate principal amount equal to or exceeding $7,500,000.

                 "Maturity Date" means December 31, 1999.

                 "Moody's" means Moody's Investors Service, Inc.

                 "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                 "Net Available Proceeds" means (a) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Restricted Subsidiaries in respect of such Casualty Event net of (i) reasonable expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith, (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Borrower or any of its Restricted Subsidiaries in respect of such Casualty Event and
(iii) any portion of such proceeds applied to repair, replace or restore the affected property in accordance with the proviso contained in Section 2.08(b)(i); and (b) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Restricted Subsidiaries in respect of such Debt Incurrence net of reasonable expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith.

                 "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of Section 6.04) or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Borrower or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in or having a Permitted Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in a certificate of a senior officer delivered to the Administrative Agent.

                 "New ISP" means any ISP in which the Borrower or a Subsidiary of the Borrower makes its first Investment after the Effective Date.

                 "1997 Senior Notes" means the 13-1/2% Senior Notes due 2004 issued by the Borrower pursuant to the 1997 Senior Notes Indenture.

                 "1997 Senior Notes Indenture" means the Indenture dated as of June 24, 1997 entered into by the Borrower, as Issuer, and First Trust National Association, as Trustee, as the same shall be modified and supplemented and in effect from time to time.

                 "1998 Senior Notes" means the 10-3/8% Senior Notes due 2005 issued by the Borrower pursuant to the 1998 Senior Notes Indenture.

                 "1998 Senior Notes Indentures" means the Indenture dated as of March 25, 1998 entered into by the Borrower, as Issuer, and First Trust National Association, as Trustee, as the same shall be modified and supplemented and in effect from time to time.

                 "NorthWestNet" means NorthWestNet Inc., an Oregon corporation.

                 "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

                 "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                 "Permitted Equipment Financing" means any credit facility or other financing arrangement (including in the form of Capitalized Lease Obligations and guarantees of Indebtedness of ISPs) entered into with any vendor or supplier (or any financial institution acting on behalf of or for the purpose of directly financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) used, or to be used, in an Internet Service Business.

                 "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations incurred in compliance with Section 6.01; and (d) the extension by the Borrower and the Restricted Subsidiaries of
(i) trade credit to Subsidiaries of the Borrower and ISPs, represented by accounts receivable, extended on usual and customary terms in the ordinary course of business or (ii) guarantees of commitments for the purchase of goods or services by any ISP incurred in the ordinary course of business so long as such guarantees to the extent constituting Indebtedness are permitted to be incurred under Section 6.01.

                 "Permitted Liens" means (a) Liens on property of a person existing at the time such person is merged into or consolidated with the Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that (i) such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Borrower or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation or acquisition and (ii) such Liens do not secure any Indebtedness for borrowed money or any Guarantee thereof (except for such Indebtedness that constitutes Permitted Equipment Financing); (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings; (c) Liens existing on the date hereof and (if any such Lien secures or relates to any obligation exceeding $100,000) listed in Schedule 3.13(b); provided that the aggregate of all Indebtedness of the Borrower and its Restricted Subsidiaries existing on the date hereof and secured by a Lien, the principal or face amount of which is under $100,000 and which is accordingly not so listed does not exceed $3,000,000; (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Borrower or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (g) Liens securing any Permitted Equipment Financing but only upon the property being so financed;
(h) Liens to secure any replacement, renewal or extension of any Indebtedness secured by Liens referred to in the foregoing clauses (a) and (c), but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased; (i) Liens on real property incurred in connection with the financing of the purchase of such real property (or incurred within 60 days of purchase) by the Borrower or any Restricted Subsidiary; and (j) Liens created pursuant to the Security Documents.

                 "Permitted Subsidiary Indebtedness" means (a) Indebtedness of any Restricted Subsidiary existing on the date hereof and either listed in
Schedule 3.13(a) or, if the principal or face amount of such Indebtedness is under $100,000, not listed in Schedule 3.13(a); provided that the aggregate of all Indebtedness of the Borrower and its Restricted Subsidiaries existing on the date hereof, the principal or face amount of which is under $100,000 and which is accordingly not listed in Schedule 3.13(a) does not exceed $3,000,000;
(b) Indebtedness of any Restricted Subsidiary owed to and held by the Borrower or a Restricted Subsidiary; (c) Indebtedness of any Restricted Subsidiary in respect of performance bonds of any Restricted Subsidiary or surety bonds provided by any Restricted Subsidiary incurred in the ordinary course of business; (d) Indebtedness of any Restricted Subsidiary incurred under any Permitted Equipment Financing in an aggregate principal amount not to exceed the Fair Market Value of the assets acquired with the proceeds thereof; (e) Indebtedness of any Restricted Subsidiary incurred as a result of any Buyout of any ISP, provided the aggregate principal amount of all such Indebtedness does not exceed $30,000,000 at any time outstanding; (f) Indebtedness of any Restricted Subsidiary to the extent it represents a replacement, renewal or extension (a "Refinancing") of any Indebtedness of such Restricted Subsidiary permitted under this definition, provided that any such Refinancing shall only be permitted to the extent (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith; and (g) any other Indebtedness of any Restricted Subsidiary not exceeding $250,000 in the aggregate at any time outstanding.

                 "person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                 "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Pledge Agreement" means a Pledge Agreement substantially in the form of Exhibit B between the Borrower, certain Restricted Subsidiaries and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

                 "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether now outstanding, or issued after the Effective Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

                 "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                 "Public Equity Offering" means an underwritten public offering of Common Stock (other than Disqualified Stock) made pursuant to a registration statement filed with the SEC under the Securities Act.

                 "Qualifying Preferred Stock" means preferred stock of an ISP
(i) having a liquidation and dividend preference at least equal to the amount of the Investment made by the Borrower or a Restricted Subsidiary in such ISP,
(ii) that, in the case of ISPs not constituting Restricted Subsidiaries, is redeemable at the option of the holder on a basis consistent with past practice, and (iii) that is convertible into shares of Common Stock of such ISP at the option of the holder.

                 "Quarterly Dates" means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

                 "Register" has the meaning set forth in Section 9.04.

                 "Related Parties" means, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

                 "Required Lenders" means, at any time, Lenders having Revolving Exposures and unused Commitments representing at least 66-2/3% of the sum of the total Revolving Exposures and unused Commitments at such time.

                 "Restricted Payment" means any of the following: (a) the declaration or payment of any dividend or any other distribution on Capital Stock of the Borrower or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Borrower (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Borrower); (b) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower (other than such Capital Stock owned by the Borrower or a Wholly Owned Restricted Subsidiary); (c) the purchase, redemption, defeasance or other acquisition or retirement for value prior to any scheduled repayment, sinking fund or maturity of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); (d) the making of any payment (whether of dividends or in respect of liquidation preference) in respect of the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock; or (e) the making by the Borrower or any Restricted Subsidiary of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Borrower or an Investment by the Borrower or a Restricted Subsidiary in (i) a Wholly Owned Restricted Subsidiary engaged principally in an Internet Service Business; (ii) a New ISP that is a Restricted Subsidiary; (iii) a person (other than an existing ISP) engaged principally in an Internet Service Business that becomes a Wholly Owned Restricted Subsidiary as a result of such Investment; (iv) a New ISP that becomes a Restricted Subsidiary as a result of such Investment; or (v) a Restricted Subsidiary (other than an Existing ISP) or a person (other than an Existing ISP) that becomes a Restricted Subsidiary as a result of such Investment, provided that, in either case, such Restricted Subsidiary would, but for failing to meet the requirements of clauses (c) and (d) of the definition of "ISP," be a New ISP).

                 "Restricted Subsidiary" means any Subsidiary of the Borrower that has not been designated by the Board, by a Board Resolution delivered to the Administrative Agent, as an Unrestricted Subsidiary pursuant to and in compliance with Section 6.11. Any such designation may be revoked by a Board Resolution delivered to the Administrative Agent, subject to the provisions of such covenant.

                 "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Borrower is not also obligated (by means of a guarantee or otherwise).

                 "Revocation" has the meaning set forth under Section 6.11.

                 "Revolving Exposure" means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender's Loans at such time.

                 "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

                 "SEC" means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of this Agreement such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

                 "Security Documents" means, collectively, the Pledge Agreement, the pledge or security agreement (if any) entered into pursuant to
Section 5.09(b), and all Uniform Commercial Code financing statements required thereby to be filed with respect to the security interests in personal property created pursuant thereto.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

                 "Senior Notes" means the 1997 Senior Notes, the 1998 Senior Notes and (if any) any Additional Senior Notes.

                 "Senior Notes Indentures" means the 1997 Senior Notes Indenture, the 1998 Senior Notes Indenture and any Additional Senior Notes Indentures.

                 "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                 "Subordinated Indebtedness" means any Indebtedness of the Borrower or any of its Subsidiaries which is expressly subordinated in right of payment to any other Indebtedness of the Borrower or such Subsidiary.

                 "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such person.

                 "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                 "Transactions" means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

                 "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

                 "Unrestricted Subsidiary" means any Subsidiary of the Borrower designated as such pursuant to and in compliance with Section 6.11. Any such designation may be revoked by a Board Resolution delivered to the Administrative Agent, subject to the provisions of such covenant.

                 "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

                 "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 99% or more of the outstanding Capital Stock is owned by the Borrower or another Wholly Owned Restricted Subsidiary; provided NorthWestNet shall be deemed a Wholly Owned Restricted Subsidiary notwithstanding its existing stock option plan and any stock options issued thereunder. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                 "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                 "WorldCom" means WorldCom Inc., a Georgia corporation (and its successors by merger or consolidation) and its controlled Affiliates.

                 SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

                 SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise
(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                 SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                  ARTICLE II

                                 THE CREDITS

                 SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Exposure exceeding such Lender's Commitment or (b) the total Revolving Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

                 SECTION 2.02.    Loans and Borrowings.

                 (a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                 (b) Type of Loans. Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                 (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $3,000,000 or a larger multiple of $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount equal to $3,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

                 (d)  Limitations on Lengths of Interest Periods.
Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                 SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.
Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                 (i)  the aggregate amount of the requested Borrowing;

                 (ii)  the date of such Borrowing, which shall be a Business
         Day;

                 (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                 (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                 (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.


                 SECTION 2.04.    Funding of Borrowings.

                 (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

                 (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                 SECTION 2.05.    Interest Elections.

                 (a) Elections by the Borrower for Borrowing. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

                 (b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                 (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                 (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

                 (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                 (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                 (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                 (d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                 (e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing having an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing other than a Eurodollar Borrowing having an Interest Period of one month.

                 SECTION 2.06.    Termination and Reduction of the Commitments.

                 (a) Scheduled Termination. If the Closing Date shall not have occurred on or prior to April 30, 1998, the Commitments shall automatically terminate at such time. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

                 (b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that
(i) each reduction of the Commitments pursuant to this Section shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Revolving Exposures would exceed the total Commitments.

                 (c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

                 (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

                 SECTION 2.07.    Repayment of Loans; Evidence of Debt.

                 (a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the outstanding principal amount of each Loan of such Lender on the Maturity Date.

                 (b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

                 (c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                 (d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                 (e) Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the

Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                 (f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                 SECTION 2.08.    Prepayment of Loans.

                 (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and provided that each prepayment pursuant to this Section shall be in an aggregate amount at least equal to $3,000,000 or a larger multiple of $1,000,000.

                 (b) Mandatory Prepayments. The Borrower will prepay the Loans, and/or (in the case of clause (iii) only) the Commitments shall be subject to automatic reduction, as follows:


                 (i) Casualty Events. In the event that the Net Available Proceeds of any Casualty Event affecting any property of the Borrower or any of its Restricted Subsidiaries (herein, the "Current Casualty Event"), and of all prior Casualty Events as to which a prepayment under this paragraph (b) has not been made, shall exceed $5,000,000 in the aggregate, then, within a period of 90 days following receipt of the proceeds of the Current Casualty Event, the Borrower shall prepay the Loans in an aggregate amount, if any, equal to 100% of the amount of Net Available Proceeds of the Current Casualty Event and of all such prior Casualty Events in excess of $5,000,000 in the aggregate, provided that no such prepayment shall be required if the Borrower uses, or has committed to use, such proceeds to repair, restore or replace the property affected by such Casualty Event within such 90-day period.

                 (ii) Excess Cash Flow. Upon the date 30 days after each date on which the Borrower has delivered its financial statements pursuant to Section 5.01(a) or 5.01(b), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of Excess Cash Flow for the fiscal quarter immediately preceding the date on which such prepayment is made.

                 (iii) Asset Sales. Prior to the date which is 365 days after the receipt of Net Cash Proceeds of any Asset Sale, if all or a portion of such proceeds constitute Excess Proceeds (as determined pursuant to Section 6.04), the Borrower shall deliver to the Administrative Agent a statement, certified by a Financial Officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of such Excess Proceeds and the Commitments shall be subject to automatic reduction on the Business Day immediately following the last day of such 365-day period in an aggregate amount equal to the Lenders' Pro Rata Share of such Excess Proceeds (and to the extent that, after giving effect to such reduction, the total Revolving Exposures would exceed the Commitments, the Borrower shall prepay Loans in an aggregate amount equal to such excess).

                 (iv) Debt Incurrence. Upon any Debt Incurrence, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of such Debt Incurrence.

                 (c) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment under paragraph (a) of this Section (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and any amount due under Section 2.13 and shall be made in the manner specified in Section 2.07(b).

                 SECTION 2.09.    Fees.

                 (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 1/2 of 1% on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Maturity Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Commitment terminates and the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                 (b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                 (c) Utilization Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee, payable upon the date of the making of each Loan, in an amount equal to 1/2 of 1% of the excess (if any) of (i) the aggregate outstanding principal amount of the Loans then outstanding and held by such Lender (after giving effect to such Loan) over (ii) the maximum aggregate principal amount of the Loans held by such Lender that was outstanding at any one time prior to such date (whether or not all or any portion of such Loans continue to be then outstanding).

                 (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

                 SECTION 2.10.    Interest.

                 (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

                 (b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

                 (c) Default Interest. Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to
(A) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (B) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, or (ii) if an Event of Default shall have occurred and be continuing, other than the non-payment of principal or interest on the Loans, all amounts outstanding under this Agreement shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Loans then outstanding until such Event of Default is cured or waived.

                 (d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the earlier of (x) termination of the Commitments and (y) the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

                 (e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                 SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                 (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                 (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

                 SECTION 2.12.    Increased Costs.

                 (a)  Increased Costs Generally.  If any Change in Law shall:

                 (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                 (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                 (b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

                 (c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                 (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                 SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Eurodollar Loan, or the failure to convert any ABR Loan into a Eurodollar Loan, on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(c) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. The loss to any Lender attributable to any such event shall be an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                 SECTION 2.14.    Taxes.

                 (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                 (b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                 (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                 (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                 (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                 SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                 (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except as otherwise expressly provided in the relevant Loan Document, and except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in dollars.

                 (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                 (c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of commitment fee under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.06 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments;
(ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

                 (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                 (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

                 (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to
Section 2.04(b) or 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                 SECTION 2.16.   Mitigation Obligations; Replacement of Lenders.

                 (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and
(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                 (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section
2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 The Borrower represents and warrants to the Lenders that:

                 SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except (in the case of clause (c)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                 SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                 SECTION 3.04.    Financial Condition; No Material Adverse
Change.

                 (a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders' equity and cash flows (i) as of and for the fiscal year ended December 31, 1997, reported on by KPMG Peat Marwick LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP.

                 (b) No Material Adverse Change. Since December 31, 1997, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries, taken as a whole.

                 SECTION 3.05.    Properties.

                 (a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                 (b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, licenses or has a right to use all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                 SECTION 3.06.    Litigation and Environmental Matters.

                 (a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the matters described in Schedule 3.06) or (ii) that involve this Agreement or the Transactions.

                 (b)  Environmental Matters.  Except as disclosed in Schedule
3.06 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

                 (c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the matters described in Schedule
3.06 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

                 SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                 SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

                 SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                 SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of all such underfunded Plans.

                 SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                 SECTION 3.12. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

                 SECTION 3.13.    Indebtedness; Liens.

                 (a) Indebtedness. Schedule 3.13(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness of the Borrower or any of its Restricted Subsidiaries outstanding on March 31, 1998, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Schedule 3.13(a); provided that the aggregate of all such Indebtedness, the principal or face amount of which is under $100,000 and which is accordingly not so listed does not exceed $3,000,000.

                 (b) Liens. Schedule 3.13(b) is a complete and correct list of each Lien securing Indebtedness of the Borrower or any of its Restricted Subsidiaries outstanding on March 31, 1998 and described in Schedule 3.13(a), covering any of their respective property, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien are correctly described in Schedule 3.13(b).

                 SECTION 3.14. Capitalization. The Borrower has authorized Capital Stock on the date hereof as follows: (i) 36,133,000 shares of common stock, par value $0.001 per share, of which 1,279,233 shares are issued and outstanding, (ii) 6,100,000 shares of Series A Preferred Stock, par value $.001 per share, of which 6,033,333 shares are issued and outstanding, (iii) 10,117,000 shares of Series B Preferred Stock, par value $.001 per share, of which 10,028,334 shares are issued and outstanding, (iv) 2,500,000 shares of Series C Preferred Stock, par value $.001 per share, of which 2,500,000 shares are issued and outstanding, (v) 5,000,000 shares of Series D Preferred Stock, par value $.001 per share, of which 3,000,000 shares have been further designated as Series D-1 Preferred Stock, of which 1,591,953 shares are issued and outstanding and (vi) 5,000,000 shares of undesignated Preferred Stock, none of which shares are issued and outstanding. All of the outstanding capital stock of the Borrower and its Subsidiaries has been duly authorized and validly issued, is fully paid and nonassessable and was not issued in violation of any preemptive or similar rights.

                 SECTION 3.15.    Subsidiaries and Affiliates.  Set forth in
Schedule 3.15 is a complete and correct list, as of March 31, 1998, of all of the Subsidiaries of the Borrower and each of the Affiliates of the Borrower in which the Borrower has, directly or indirectly, an ownership interest, together with, for each such Subsidiary or Affiliate, (i) the jurisdiction of organization of such Subsidiary or Affiliate, (ii) the nature of the ownership interests held by the Borrower or any of its Restricted Subsidiaries and the percentage of ownership and (if different from such ownership percentage) voting interests of such Subsidiary or Affiliate represented by such ownership interests. Except as disclosed in Schedule 3.15, each of the Borrower and its Restricted Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the

Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each person shown to be held by it in Schedule 3.15.

                 SECTION 3.16.    Solvency.    As of the Closing Date and after
giving effect to the Loans hereunder and to the other transactions contemplated hereby:

                          (i) the aggregate value of all properties of the Borrower and its Subsidiaries at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower and its Subsidiaries;

                          (ii) the Borrower and its Subsidiaries will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted;

                          (iii) the Borrower and its Subsidiaries are able to realize upon their property and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and

                          (iv)  neither the Borrower nor any of its
         Subsidiaries intends to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature.

                 SECTION 3.17.    Employee Matters.  Except as set forth on
Schedule 3.17, (a) on the date hereof, neither the Borrower nor any of its Subsidiaries nor any of their respective employees is subject to any collective bargaining agreement, (b) on the date hereof, no petition for certification or union election is pending with respect to the employees of the Borrower or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any such person and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrower, threatened between the Borrower or any of its Subsidiaries and their respective employees, other than employee grievances that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                 SECTION 3.18. Year 2000 Issues. The Borrower is reviewing its operations and those of its Subsidiaries with a view to assessing whether it or its Subsidiaries respective businesses will, in receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data, be vulnerable to a Year 2000 Problem. The Borrower has no reason to believe that a Material Adverse Effect will occur from a Year 2000 Problem. For purposes of this Section 3.18 "Year 2000 Problem" means any significant risk that computer hardware or software used in the Borrower's or its Subsidiaries' businesses or operations will not be capable of effectively processing data and information, including dates, on or after January 1, 2000.

                                   ARTICLE IV

                                   CONDITIONS

                 SECTION 4.01. Closing Date. The obligations of the Lenders to make the initial Loans hereunder shall be subject to satisfaction of each of the following conditions precedent on or prior to 3:00 p.m., New York City time, on April 30, 1998, each of which (and any documents to be delivered thereunder) shall be satisfactory to the Administrative Agent (and to the extent specified below, to the Required Lenders) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

                 (a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                 (b) Pledge Agreement. The Pledge Agreement, duly executed and delivered by the Borrower, any Restricted Subsidiaries which as of the Closing Date directly owns capital stock of any Subsidiaries and/or Affiliates of the Borrower and the Administrative Agent and the certificates identified under the name of the respective pledgor in Annex 1 thereto, in each case accompanied by undated stock powers executed in blank. In addition, the Borrower and its Subsidiaries shall have taken such other action (including delivering to the Administrative Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Pledge Agreement.

                 (c) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Affiliates, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                 (d) Officer's Certificate. A certificate, dated the Closing Date and signed by the President or the chief financial officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

                 (e) Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Morrison & Foerster LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Required Lenders (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

                 (f) Opinion of Special New York Counsel to Chase. An opinion, dated the Closing Date, of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, in form and substance reasonably satisfactory to the Required Lenders (and Chase hereby instructs such counsel to deliver such opinion to the Lenders).

                 (g) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to Chase may reasonably request.

                 The obligation of any Lender to make its initial Loan hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

                 The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

                 SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial extension of credit hereunder but excluding any continuations or conversions of Loans) is subject to the satisfaction of the following conditions:

                 (a) the representations and warranties of the Borrower set forth in this Agreement and of the Borrower and its Subsidiaries in the other Loan Documents shall be true and correct on and as of the date of such Borrowing;

                 (b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and

                 (c)  payment by the Borrower of the fee (if any) payable under
         Section 2.09(c) with respect to the making of each such Loan.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

                 Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

                 SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

                 (a) as soon as available and in any event (i) within 135 days after the end of the fiscal year 1998 of the Borrower and (ii) within 90 days after the end of each fiscal year of the Borrower thereafter, the audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG Peat Marwick LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                 (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                 (c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.03 and 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                 (d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

                 (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials required to be filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally; and

                 (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

                 SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                 (a)  the occurrence of any Default;

                 (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                 (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

                 (d) the assertion of any environmental matter by any person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

                 (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                 SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) neither the Borrower nor any of its Restricted Subsidiaries will be required to preserve any such right, privilege or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries as a whole and that the loss thereof is not adverse in any material respect to the Lenders.

                 SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                 SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that nothing in this Section will prevent the Borrower or any of its Restricted Subsidiaries from discontinuing the maintenance if any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of the any of its Restricted Subsidiaries and is not disadvantageous in any material respect to the Lenders, and (b) maintain with insurers, believed by the Borrower to be financially sound and responsible, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

                 SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                 SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any

Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                 SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used (i) to finance Buyouts and other acquisitions in the Internet Service Business and the payment of fees, commissions and expenses in connection therewith and (ii) for general corporate purposes of the Borrower and its Subsidiaries; provided that at least $3,000,000 of the aggregate Commitments shall at all times be reserved to pay interest on the Loans. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

                 SECTION 5.09.    Additional Collateral.

                 (a) In the event that, after the execution and delivery of the Pledge Agreement, (i) the Borrower or any Restricted Subsidiary shall form or acquire any new Restricted Subsidiary or shall acquire any ownership interest in any other Person which is an Affiliate (including any Person in which the Borrower or any of its Restricted Subsidiaries has an Investment on the date hereof that becomes a Restricted Subsidiary or an Affiliate) or (ii) additional shares of capital stock or other equity interests shall be issued by any Restricted Subsidiary or Affiliate to the Borrower or any Restricted Subsidiary, then at the request of the Administrative Agent, the Borrower agrees to deliver, and agrees to cause the Restricted Subsidiary (if any) holding the shares of capital stock or other equity interests of such new Restricted Subsidiary or Affiliate to become a party as a pledgor to the Pledge Agreement (if not then a party thereto) and to deliver, to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing the shares of stock or equity interests of such new Restricted Subsidiary or Affiliate or such additional shares of stock or equity interests, as the case may be, in each case accompanied by undated stock or transfer powers executed in blank and to take such other action (including, without limitation, execution and delivery of an amendment to the Pledge Agreement or any annex thereto in form and substance satisfactory to the Administrative Agent), as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Pledge Agreement.

                 (b) Within 30 days after the execution and delivery by the Borrower of the long-haul capacity agreement publicly announced on April 2, 1998 with Qwest Communications International Inc. (but in no event earlier than the Closing Date), the Borrower shall execute and deliver in favor of the Administrative Agent a security agreement (or an amendment to the Pledge Agreement) in form and substance satisfactory to the Administrative Agent pursuant to which the Borrower will create a first priority perfected security interest in the Borrower's rights in such agreement for the benefit of the Lenders, and take such other action (including, without limitation, the filing of Uniform Commercial Code financing statements and using reasonable efforts to cause the counterparty to such agreement to execute a consent and acknowledgment to such security interest in form and substance satisfactory to the Administrative Agent), as the Administrative Agent shall request to perfect such security interest.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                 Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

                 SECTION 6.01.    Indebtedness.

                 (a) The Borrower will not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Indebtedness, except Permitted Subsidiary Indebtedness.

                 (b) The Borrower will not create, incur, assume or suffer to exist any Indebtedness for borrowed money (other than the Loans and the Senior Notes), except (i) any such Indebtedness that constitutes Permitted Equipment Financing, (ii) any such Indebtedness that is unsecured and contains covenants and events of default which are no more restrictive than the provisions of this Agreement and does not require any scheduled or mandatory payment of principal prior to a date six months after the Maturity Date, (iii) any such Indebtedness existing on the date hereof listed in Schedule 3.13(a) or, if the principal or face amount of such Indebtedness is under $100,000, not so listed (provided that the aggregate of all such Indebtedness, the principal or face amount of which is under $100,000 and which is accordingly not so listed does not exceed $3,000,000) or (iv) other such Indebtedness not exceeding $250,000 in the aggregate at any time outstanding.

                 SECTION 6.02. Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

                 SECTION 6.03. Mergers and Consolidations. The Borrower will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either clause (i) or (ii), (a) the Borrower shall be the continuing person or, if the Borrower is not the continuing person, the resulting, surviving or transferee person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity shall expressly assume all of the obligations of the Borrower hereunder and under the other Loan Documents, and shall, if required by law to effectuate such assumption, execute an instrument to effect such assumption which instrument shall be delivered to the Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Borrower or the surviving entity (assuming such surviving entity's assumption of the Borrower's obligations under this Agreement), as the case may be, would be in compliance with the covenants in Section 6.10; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Borrower or the surviving entity, as the case may be, shall have delivered to the Administrative Agent certificate of a senior financial officer of the Borrower stating that such transaction or series of transactions complies with this covenant and that all conditions precedent in this Agreement relating to the transaction or series of transactions have been satisfied.

                 Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Borrower in accordance with the foregoing in which the Borrower or the Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Borrower or such Restricted Subsidiary is merged or to which such transfer is made will succeed to, and be substituted or, and may exercise every right and power of, the Borrower or such Restricted Subsidiary, as the case may be, under this Agreement and the other Loan Document to which the Borrower or such Restricted Subsidiary is a party, as the case may be, with the same effect as if such successor corporation had been named as the Borrower or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Borrower, the Borrower shall be discharged from all obligations and covenants under this Agreement.

                 For all purposes of this Agreement, Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to Section 6.11 and all Indebtedness, and all Liens on property or assets, of the Borrower and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

                 SECTION 6.04.    Asset Sales.   The Borrower will not, nor
will it permit any of its Restricted Subsidiaries to, make any Asset Sale unless (a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents; provided that the following shall be treated as cash for purposes of this
Section: (x) the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Borrower or such Restricted Subsidiary from further liability ("assumed liabilities") and (y) the amount of any notes or other obligations that within 30 days of receipt, are converted into cash (to the extent of the cash received). The Borrower or the applicable Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale to either (i) repay any Restricted Subsidiary Indebtedness and elect to permanently reduce the commitments thereunder by the amount of the Indebtedness so repaid or (ii) within 365 days thereof to an investment in properties and assets that will be used in an Internet Service Business (or in Capital Stock and other securities of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in an Internet Service Business) of the Borrower or any Restricted
Subsidiary ("Replacement Assets").   Any Net Cash Proceeds from any Asset Sale
that are neither used to repay, and permanently reduce the commitments under, any Restricted Subsidiary Indebtedness as set forth in clause (i) above or invested in Replacement Assets as set forth in clause (ii) above shall constitute "Excess Proceeds" of such Asset Sale and shall be applied to prepay the Loans and/or reduce the Commitments to the extent required by Section 2.08(b)(iii).

                 SECTION 6.05.    Asset Acquisitions.   The Borrower will not,
nor will it permit any of its Restricted Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any person, other than the purchase of property or assets by any Restricted Subsidiary so long as, at the time of such acquisition and after giving effect thereto, no Event of Default shall have occurred and be continuing.

                 SECTION 6.06.    Limitation on Restricted Payments.   The
Borrower will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

                 (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment; and

                 (ii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Effective Date and all Designation Amounts does not exceed an amount equal to the sum of, without duplication, (a) 50% of the Consolidated Net Income of the Borrower accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the fiscal quarter of the Borrower immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income of the Borrower for such period is a deficit, minus 100% of such deficit), plus(b) the aggregate net cash proceeds received by the Borrower either (x) as capital contributions to the Borrower after the Effective Date or (y) from the issue and sale (other than to a Restricted Subsidiary of the Borrower) of its Capital Stock (other than Disqualified Stock) on or after the Effective Date (including upon exercise of warrants, options or rights), plus (c) the aggregate net proceeds received by the Borrower from the issuance (other than to a Restricted Subsidiary of the Borrower) on or after the Effective Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Borrower, plus(d) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Effective Date (except for Investments made (1) pursuant to clause (vii) of the second following para-graph that are not subject to clause (e) or (f) of this paragraph below, and (2) pursuant to clauses (viii) or (ix)(2) of the second following paragraph), an amount equal to the lesser of the return of capital with respect to the applicable portion of such Investment and the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, plus (e) in the case of any Revocation with respect to a Subsidiary of the Borrower that was made subject to a Designation after the Effective Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Borrower and the Restricted Subsidiaries in such Subsidiary at the time of Revocation, plus(f) an amount equal to the amount of any Investment constituting a Restricted Payment made after the Effective Date in an ISP which has been included as a Restricted Payment under this clause (ii) pursuant to the penultimate paragraph of this Section to the extent such ISP thereafter (1) becomes a Wholly Owned Restricted Subsidiary or is merged with the Borrower or (2) is a New ISP that becomes a Restricted Subsidiary or is merged with the Borrower, less, in either such case, any amounts credited pursuant to the preceding clause (d) in respect of any such Investment, minus (g) 50% of the principal amount of any Indebtedness incurred pursuant to clause (g) of the definition of "Permitted Indebtedness" under the 1998 Senior Notes Indenture. For purposes of the preceding clauses
         (b)(y) and (c), as applicable, the value of the aggregate net proceeds received by the Borrower upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received, if any, by the Borrower upon the conversion, exchange or exercise thereof.

                 For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

                 The provisions of the first paragraph of this Section shall not prohibit the following (each of which shall be given independent effect):

                 (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by this Section;

                 (ii) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Borrower) of, shares of Capital Stock of the Borrower (other than Disqualified Stock); provided that any such net cash proceeds are excluded from clause (ii)(b) of the second preceding paragraph;

                 (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated

         Indebtedness made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Borrower) of (x) Capital Stock (other than Disqualified Stock) of the Borrower or (y) other Subordinated Indebtedness to the extent that its stated maturity for the payment of principal thereof is not prior to the 180th day after the Maturity Date; provided that any such net cash proceeds are excluded from clause (ii)(b) of the second preceding paragraph;

                 (iv) (a) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Borrower or any Restricted Subsidiary in a New ISP or a person that becomes a New ISP as a result of such Investment and (b) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments by the Borrower or any Restricted Subsidiary in an Existing ISP (x) made out of the net cash proceeds of a substantially concurrent sale of Capital Stock (other than Disqualified Stock) of the Borrower (provided that any such proceeds are excluded from clause (ii)(b) of the second preceding paragraph) or
         (y) such that the aggregate amount of all Investments in Existing ISPs that are made after the Effective Date pursuant to this subclause
         (b)(y) would not exceed $25,000,000 in aggregate;

                 (v) bonds, notes, debentures or other securities received as a result of Asset Sales pursuant to and in compliance with Section 6.04;

                 (vi) so long as no Default shall have occurred and be continuing, purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination of their employment with the Borrower or one of its Subsidiaries; provided that payments shall not exceed $2,000,000 in any fiscal year in the aggregate or $4,000,000 in the aggregate during the term of this Agreement;

                 (vii) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries to the extent reasonably promptly made with the proceeds of a substantially concurrent (1) capital contribution to the Borrower or (2) issue or sale of Capital Stock (other than Disqualified Stock) of the Borrower (other than to a Restricted Subsidiary of the Borrower); provided that any such proceeds are excluded from clause (ii)(b) of the second preceding paragraph;

                 (viii) loans or advances to employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business, including to fund the purchase of Capital Stock of the Borrower (provided that any proceeds from such purchase are excluded from clause (ii)(b) of the second preceding paragraph to the extent such loan or advance is not reimbursed) in an amount not to exceed $2,000,000 at any time outstanding;

                 (ix) so long as no Default shall have occurred and be continuing, Investments constituting Restricted Payments in (1) joint ventures formed to provide services in furtherance of an Internet Service Business of the Borrower and the ISPs or (2) other persons engaged principally in an Internet Service Business in an aggregate amount not to exceed $30,000,000 outstanding at any time, provided that, following the first Public Equity Offering resulting in aggregate gross cash proceeds of $50,000,000 or more to the Borrower, the aggregate amount of Investments permitted pursuant to this clause (ix)(2) shall be increased to an aggregate amount not to exceed $50,000,000 outstanding at any time; and

                 (x) cash payments in lieu of fractional shares pursuant to any warrant, option or other similar agreement.

                 In determining whether or not the net cash proceeds of a sale of Capital Stock is "substantially concurrent" for purposes of clause
(iv)(b)(x) of the preceding paragraph, if such net cash proceeds are deposited in escrow with a third party, free and clear of any Lien (other than the Lien of the escrow agent), to be applied for purposes directed by the Borrower and such net cash proceeds are excluded from clause (ii)(b) of the first paragraph above, then the application of such net cash proceeds as set forth in such clause (iv)(b)(x) shall be deemed "substantially concurrent" if they are subsequently released for immediate application as contemplated by such clause
(iv)(b)(x). In no event shall a Restricted Payment made on the basis of consolidated financial statements prepared in good faith in accordance with GAAP be subject to rescission or constitute a Default by reason of any requisite subsequent restatement of such financial statements which would have made such Restricted Payment prohibited at the time that it was made.

                 In determining the amount of Restricted Payments permissible under this Section, amounts expended pursuant to clauses (i), (iv)(a),
(iv)(b)(y), (v), (vi) and (ix) (to the extent remaining outstanding) above shall be included, without duplication, as Restricted Payments.

                 Notwithstanding anything in this Section to the contrary, the Borrower shall not be permitted to make any Restricted Payments in cash of the type referred to in clauses (a), (b), (c) and (d) of the definition of "Restricted Payments" other than as set forth in clauses (vi) and (x) above.

                 SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates (other than Affiliates that are not also Affiliates of the Borrower or any Wholly Owned Restricted Subsidiary) or any beneficial holder of 10% or more of the Common Stock of the Borrower or any officer or director of the Borrower (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Borrower or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1,000,000 shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate

Transaction involving aggregate consideration of $5,000,000 or more shall be approved by a majority of the Disinterested Directors; provided that, in lieu of such approval by the Disinterested Directors, the Borrower may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Borrower or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this Section, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Borrower or the Restricted Subsidiaries, as the case may be, and, therefore, shall be permitted under this Section.

                 Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Borrower and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to, or as contemplated by, the agreements and arrangements existing on the Effective Date and listed in Schedule 6.07, (iii) transactions related to the provision of internet services in the ordinary course of business, provided that (x) such transactions are entered into on an arm's length basis and are fair and reasonable to the Borrower or such Restricted Subsidiary, as the case may be, and (y) in the good faith judgment of the Borrower or the applicable Restricted Subsidiary, the Fair Market Value of the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, reasonably approximates the Fair Market Value of the services provided by the Borrower or such Restricted Subsidiary, as the case may be,
(iv) dividends paid by the Borrower pursuant to and in compliance with Section 6.06, (v) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements or legal fees, (vi) grants of customary registration rights with respect to securities of the Borrower and (vii) any agreement entered into by the Borrower or any Restricted Subsidiary after the Effective Date in respect of a Buyout, provided that either the terms of such agreement shall not be materially more onerous to the Borrower than the comparable provisions of the agreements specified in Section
6.07 or such agreement shall otherwise be permitted under this Section.

                 The Borrower will be required to use, or to cause each Restricted Subsidiary to use, its commercially reasonable best efforts to ensure that each person in which the Borrower or a Restricted Subsidiary makes an Investment that is an ISP at the time of the Investment at all times thereafter continues to meet the conditions and requirements of the definition of "ISP" in all material respects.

                 SECTION 6.08. Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The Borrower (a) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Borrower or a Restricted Subsidiary) and (b) will not permit any person (other than the Borrower or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

                 SECTION 6.09. Limitation on Business. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, engage in a business which is not substantially an Internet Service Business.

                 SECTION 6.10.    Financial Covenants and Performance Tests.

                 (a) Leverage to Value Test. The Borrower will not permit, at the last day of any fiscal quarter, the ratio of (i) the sum of aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries (other than Indebtedness of the type referred to in clause (i)(D) of the definition of "Indebtedness") minus the aggregate amount of Cash Investments as of such day to (ii) the sum of Annualized Combined Case Revenues for such fiscal quarter times two, to be greater than 2.35 to 1.

                 (b) Dedicated Customers. The Borrower will not permit the number of Dedicated Customers to be less than 7,000 at the end of any fiscal quarter.

                 (c) Combined Case Revenues. The Borrower will not permit the sum of (i) Combined Case Revenues for any fiscal quarter ending on the respective dates set forth below minus (ii) the aggregate amount of Excluded Fees for such quarter to be less than the following respective amounts for such quarter:

                   Period                                      Amount
                   ------                                      ------
             March 31, 1998                                  $17,000,000

             June 30, 1998                                   $20,000,000

             September 30, 1998                              $22,000,000

             December 31, 1998                               $26,000,000

             March 30, 1999                                  $29,000,000

             June 30, 1999                                   $32,000,000

             September 30, 1999
               and thereafter                                $36,000,000

                 SECTION 6.11. Limitation on Designations of Unrestricted Subsidiaries. The Borrower will not designate any Subsidiary of the Borrower (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under this Agreement (a "Designation") unless:

                 (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

                 (b) the Borrower would not be prohibited under this Agreement from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of the Borrower or any other Restricted Subsidiary in such Restricted Subsidiary on such date.

                 In the event of any such Designation, the Borrower shall be deemed to have made an Investment constituting a Restricted Payment pursuant to
Section 6.06 for all purposes of this Agreement in the Designation Amount. Neither the Borrower nor any Restricted Subsidiary shall at any time (x) provide a Guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); provided that the Borrower may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Borrower other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under Section 6.06 or 6.07.

                 The Borrower will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

                 (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

                 (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement.

                 All Designations and Revocations must be evidenced by Board Resolutions delivered to the Administrative Agent certifying compliance with the foregoing provisions.

                 SECTION 6.12. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted

Subsidiary to, directly or indirectly create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Borrower or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary, (c) make any Investment in the Borrower or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Borrower or to any Restricted Subsidiary, except for (in each case except as otherwise noted in the following clause (ii)) (i) any encumbrance or restriction contained in this Agreement or in existence on the Effective Date, (ii) any encumbrance or restriction existing under agreements relating to an Investment in an ISP (which in the case of clauses
(a) and (b) shall not be permitted in the case of ISPs that are Restricted Subsidiaries) to the extent consistent with past practice, (iii) customary non-assignment provisions, (iv) any encumbrances or restriction pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien, (v) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (vi) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (v) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the Lenders than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced and (vii) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question.

                 SECTION 6.13.    Modifications of Certain Documents.

                 (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries, to change, amend, supplement or otherwise modify any provision of its charter or by-laws, in each case without the prior consent of the Required Lenders, if such change, amendment, supplement or modification could be reasonably expected to adversely affect the interests of the Lenders in the collateral covered by the Security Documents or the rights or remedies thereunder.

                 (b) The Borrower will not change, amend, supplement or otherwise modify any provision of the covenants, events of default or payment or pricing terms of any of the 1997 Senior Notes Indenture or the 1997 Senior Notes in any manner that would cause such provision to be more restrictive than the corresponding provision of the 1998 Senior Notes Indenture or the 1998 Senior Notes, respectively, in each case without the prior consent of the Required Lenders.

                                  ARTICLE VII

                               EVENTS OF DEFAULT

                 If any of the following events ("Events of Default") shall occur:

                 (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                 (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

                 (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Restricted Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made that could reasonably be expected to result in a Material Adverse Effect;

                 (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence), 5.08 or 5.09 or in Article VI or the Borrower shall default in the performance of any of its obligations contained in Section 5.02 of the Pledge Agreement;

                 (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

                 (f) the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness for borrowed money (other than the Loans) in an aggregate principal amount exceeding $5,000,000, when and as the same shall become due and payable, or any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                 (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Restricted Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or
         (ii) the appointment of a receiver, trustee, custodian sequestrator, conservator or similar official for the Borrower or any of its Material Restricted Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

                 (h) the Borrower or any of its Material Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article,
         (iii) apply for or consent to the appointment of a receiver, trustee, custodian sequestrator, conservator or similar official for the Borrower or any of its Material Restricted Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                 (i) the Borrower or any of its Material Restricted Subsidiaries shall admit in writing its inability or fail to pay its debts generally as they become due;

                 (j) one or more judgments for the payment of money in an amount of $10,000,000 or more, either individually or in the aggregate, shall be rendered against the Borrower or any of its Material Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

                 (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods;

                 (l)  a Change in Control shall occur; or

                 (m) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents and the release of any such Lien permitted or approved hereunder or thereunder), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and
(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

                 Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

                 The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                 The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                 The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                 Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release any collateral or otherwise terminate any Lien under any Security Document providing for collateral security, agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents or release any guarantee, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition or merger not prohibited hereunder or a disposition to which the Required Lenders have consented.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                 (a) if to the Borrower, to it at Verio Inc., 8005 South Chester Street, Suite 200, Englewood, CO 80112, Attention of Peter Fritzinger (Telecopy No. 303-708-2494);

                 (b) if to the Administrative Agent, to The Chase Manhattan Bank, 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention Loan and Agency Services Group (Telecopy No. (212) 552-5658), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Mitchell J. Gervis (Telecopy No. (212) 270-4584); and

                 (c) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                 SECTION 9.02.    Waivers; Amendments.

                 (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                 (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of the Lender to which such Loan is due, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as between the Lenders or Types of Loans, without the written consent of the Lender to which such Loan or other obligation is due or which is holding such Commitment, or (v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

                 SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

                 (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

                 (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing persons (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of
(i) the execution or delivery of
this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                 (c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                 (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                 (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

                 SECTION 9.04.    Successors and Assigns.

                 (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                 (b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and, after giving effect to each such partial assignment, the amount of the Commitment held by such assigning Lender shall not be less than $5,000,000, unless in either case each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and
(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                 (c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                 (d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                 (e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the amount of each such participation shall not be less than $3,000,000, (ii) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

                 (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

                 (g) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

                 (h) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

                 SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                 SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when (a) this Agreement shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto and (b) the Borrower shall have paid to each Lender or the Administrative Agent, as the case may be, the fees which the Borrower shall have agreed to pay in connection herewith, and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                 SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                 SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                 SECTION 9.09.    Governing Law; Jurisdiction; Etc.

                 (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                 (b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                 (c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                 (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                 SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                 SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                 SECTION 9.12.    Treatment of Certain Information;
Confidentiality.

                 (a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                 (b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
(iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        VERIO INC.


                                        By   /s/ PETER B. FRITZINGER
                                          -----------------------------------
                                          Name:  Peter B. Fritzinger
                                          Title: Chief Financial Officer

                                        THE CHASE MANHATTAN BANK,
                                         individually and as Administrative
                                         Agent


                                        By   /s/ MITCHELL J. GERVIS
                                          -----------------------------------
                                          Name:  Mitchell J. Gervis
                                          Title: Vice President

                                        FLEET NATIONAL BANK


                                        By   /s/ PAULA H. LONG
                                          -----------------------------------
                                          Name:  Paula H. Long
                                          Title: Senior Vice President

                                        BANKBOSTON, N.A.


                                        By   /s/ ROBERT F. MILORDI
                                          -----------------------------------
                                          Name:  Robert F. Milordi
                                          Title: Managing Director

                                                                   SCHEDULE 1.01

                                  Commitments


                                          Commitment
                                        --------------
The Chase Manhattan Bank                $25,000,000.00

Fleet National Bank                     $22,500,000.00

BankBoston, N.A.                        $10,000,000.00